Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	VP — CORPORATE PLANNING
DENVER, COLORADO 80202	AND INVESTOR RELATIONS
303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES AGREEMENT TO SELL REMAINING

PERMIAN BASIN ASSETS AND UPDATES CANADIAN DIVESTITURES

DENVER, COLORADO — November 30, 2009 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced that it has entered into a definitive agreement to sell to SandRidge Exploration and Production, LLC, a wholly-owned subsidiary of SandRidge Energy, Inc. (NYSE:SD), the remainder of its Permian Basin properties in West Texas and New Mexico for approximately $800 million.  The transaction is expected to close on or before December 31, 2009, with an effective date of November 1, 2009, and is subject to customary closing conditions and post-closing purchase price adjustments.  The divested properties are currently producing 46 MMcfe/d and had estimated proved reserves of 321 Bcfe (67% proved developed) as of December 31, 2008.(1)

In addition to the Permian Basin transaction, Forest entered into a definitive agreement in November 2009 to sell additional non-core, primarily non-operated assets, in the Deep Basin in Alberta, Canada for approximately $38 million.  This transaction, which is expected to close in December 2009, will bring Forest’s non-core Canadian property divestitures in 2009 to approximately $100 million for assets that produced 11 MMcfe/d and had 65 Bcfe of estimated proved reserves as of December 31, 2008.  After the close of this divestiture, Forest will have accomplished approximately 50% of its non-core Canadian divestiture goal.

During 2009, Forest expects to have closed on the sale of 68 MMcfe/d of production and 456 Bcfe of estimated proved reserves as of December 31, 2008 for proceeds in excess of $1.0 billion.

Forest intends to complete the sale of the remainder of its non-core Canadian properties in early 2010 to streamline its portfolio and prepare for more active development of its core assets in 2010 and 2011.

H. Craig Clark, President and CEO, stated, “These transactions mark a strategic shift for Forest away from the Permian Basin and non-core Deep Basin assets and focuses Forest’s ongoing

(1)  Forest believes that the estimated proved reserves attributable to the Permian Basin divestiture as of December 31, 2009 will be greater than the 321 Bcfe estimated proved reserves as of December 31, 2008.  However, Forest and its independent reserve engineers have not yet completed Forest’s year-end reserve audit for major producing properties.

development efforts in North American operated tight-gas and shale resource plays that have higher growth opportunities with very attractive returns.  Proceeds from these divestitures will add to our strong existing liquidity position as we continue to ramp up our activity on our core development assets in the Granite Wash and Haynesville Shale in the U.S. and our core Deep Basin assets in Canada.  With future capital development plans focused on these high growth assets, Forest believes that it can grow more aggressively in 2010.  We have enjoyed doing business with SandRidge, and believe this transaction is strategic to both shareholder bases.   Forest will achieve its de-leveraging goal and be able to focus on resource plays and SandRidge will add a high quality asset to its West Texas position.”

Use of Proceeds

As of November 30, 2009, Forest had $294 million borrowed under its combined credit facilities.  Forest intends to repay the remaining balance under its U.S. credit facility with the proceeds from the Permian Basin divestiture and repay a significant portion of the remaining balance under its Canada credit facility with proceeds from its non-core Canadian divestitures.  Pro forma for these transactions, Forest anticipates that its total net principal debt would have been approximately $1.5 billion as of September 30, 2009, with no amounts borrowed under its U.S. credit facility.  Forest further estimates that its combined borrowing base will exceed $1.2 billion pro forma for these transactions.  The pro forma borrowing base, combined with the cash on its balance sheet, would result in total liquidity of approximately $1.7 billion.  Forest’s pro forma capitalization for the transactions described above and credit facility balances as of November 30, 2009 is as follows:

	30-Sept-09	30-Sept-09 Pro Forma*
Cash	$5,153	541,153

Principal Amount of Long-Term Debt
U.S. Credit Facility	318,000	—
Canada Credit Facility	135,430	31,788
Senior Notes	2,035,112	2,035,112

Total Net Principal Debt	$2,483,389	1,525,747

Total Shareholders’ Equity	$1,005,588	1,005,588

Net Debt: December 31, 2008 Estimated Proved Reserves ($/Mcfe)	0.96	0.69

*  U.S. and Canada credit facility balances as of November 30, 2009 pro forma for the transactions described above.

With the additional liquidity, Forest intends to fund a more aggressive drilling program in the Granite Wash and Haynesville Shale in the U.S. and on its core assets in Canada.

Bank of America Merrill Lynch advised Forest in connection with the Permian Basin transaction.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements.  The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  Forest cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements are subject to all of the risks and uncertainties normally incident to Forest’s exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, oil and natural gas price volatility, Forest’s access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial crisis on Forest’s business and financial condition, a lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, economic conditions and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

*****

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

November 30, 2009